Exhibit 10.9

May 28, 2013

Natalie Holles

[HOME ADDRESS]

Re: Offer of Employment

Dear Natalie:

Hyperion Therapeutics, Inc. (the “Company”) is pleased to extend this offer of employment to you on the terms and conditions set forth below.

1. Position and Duties. Your initial job title with the Company will be Senior Vice President, Corporate and Business Development and you will report to the Company’s Chief Executive Officer. Your employment status with the Company will be that of a regular, part-time, exempt employee through December 31, 2013 and will transition to a full-time, exempt employee effective January 1, 2014. Your responsibilities will include all duties customarily associated with your position, as well as any additional duties assigned to you by your supervisor or the Company. The Company may modify your job title, work location, duties, and responsibilities from time to time as it deems necessary.

2. Start Date. If you choose to accept this offer, your employment with the Company will begin no later than June 24, 2013 subject to the contingencies and requirements set forth in this letter. You should not take any significant steps, such as relocating or quitting your current job, until you have accepted this offer by returning to us a signed copy of this letter, the Employee Confidential Information and Inventions Assignment Agreement, and the Consent to Conduct background Investigation.

3. Compensation.

a. Base Salary. As a part-time employee, your starting annual base salary will be Two hundred fifty one thousand, two hundred fifty dollars ($251,250.00), based on thirty hours per week. Once you are a full-time employee (forty hours per week), your annual base salary will be Three hundred thirty five thousand dollars ($335,000.00), payable in accordance with the Company’s normal payroll procedures. Your salary normally will be reviewed annually, and may be increased or decreased in connection with any such review.

b. Incentive Bonus Program. You will be eligible to earn an annual incentive bonus (the “Incentive Bonus”) with a target amount equal to forty per cent (40%) of your base salary. The Incentive Bonus, if any, will be awarded and based upon Company and individual performance in each fiscal year, using criteria that will be established annually. The Incentive Bonus will be computed and paid to you typically within 90 days from the later of the end of the Company’s fiscal year or the completion of the Company’s audited financial statements for that fiscal year. You will not earn or otherwise be entitled to an Incentive Bonus for any fiscal year in which your employment has been terminated by the Company for any reason or in which you resigned before the bonus payment date for that fiscal year. All decisions regarding the Incentive Bonus, including but not limited to whether an Incentive Bonus will be awarded, will be made by the Company in its sole discretion and shall not be subject to appeal or review. In your first year of employment, if you are hired before October 1, any Incentive Bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. If your employment with the Company begins on or after October 1, you will not be eligible to earn an Incentive Bonus until the following fiscal year (the fiscal year that begins after your hire date).

c. Withholding. The Company shall withhold federal, state and local income, employment or other taxes as required by applicable law from all compensation or benefits paid to you in connection with your employment. You understand that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree that you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your employment arrangement and/or compensation

4. Equity. Subject to the approval of the Company’s Compensation Committee, if you are offered employment, you will be eligible to receive a grant of stock options to purchase up to Sixty-three thousand (63,000) shares of the Company’s Common Stock (the “Equity Grant”) on the terms and conditions stated in this Paragraph and the 2012 Omnibus Incentive Plan which represents 75% of the option grant that you would be eligible for if you worked full time. You will be eligible for the remaining 25% of the new hire option grant on the date that you convert to a full time employee. The grant will be calculated as 25% of the number of options that would be available to a Senior Vice President at the time you become a full-time employee. The grant will be considered a new hire option and will vest retroactively back to your date of hire. The grant, exercise, forfeiture and other terms and conditions of the stock options shall be governed by and subject to the Company’s 2012 Omnibus Incentive Plan. The per share purchase price for the Equity Grant will be the fair market value of the shares as determined by the closing price of Hyperion common stock on the date of grant. The date of the grant will be the business day on which the Company’s Chief Executive Officer approves the Equity Grant. The Equity Grant will vest according to the following schedule: (i) twenty-five percent (25%) of the options shall vest on the first anniversary date of your active, employment with the Company and (ii) the remaining seventy-five percent (75%) of the options shall vest in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable equity benefit plan. You also may be eligible to receive additional stock options to be granted from time to time at the sole discretion of the Board of Directors and subject to the terms and conditions of the Company’s 2012 Omnibus Incentive plan.

5. Employee Benefits. If you work at least 20 hours per week, you will be eligible to participate in Company-sponsored medical, retirement and other benefits as approved by the Board of Directors and as offered by the Company. A description of the currently available benefits is enclosed with this letter.

6. Paid Leave and Holidays. You will be eligible to earn up to fifteen (15) days of paid vacation each year, in accordance with the Company’s vacation policy, accrued on a per pay period basis, prorated to reflect your part-time status. Accrued but unused vacation may be carried over from year to year, and will be paid to you at your base rate of pay upon termination of employment. Once you have accrued twenty-two and a half (22.5) days of vacation, all further vacation accruals shall cease until your unused, accrued balance drops below the twenty-two and a half (22.5) day maximum accrual cap, at which point vacation will begin to accrue again until the cap is reached. You also will be eligible to earn nine (9) days of paid sick leave each full year of employment. Unused sick leave will not be paid out upon termination of employment, may not be carried over from year to year, and will be forfeited if not used. Your eligibility and entitlement to paid leave benefits will be governed by the terms and conditions of the applicable benefit plans or policies, which are subject to change or discontinuation at any time.

7. Employee Confidential Information and Inventions Assignment Agreement. As a condition of your employment, you must enter into an Employee Confidential Information and Inventions Assignment Agreement, a copy of which is enclosed with this letter. During your employment with the Company, you will be expected to devote your full energy and efforts to your work for the Company and its business activities. Any outside work that conflicts with this obligation may create an inappropriate conflict of interest that may subject you to disciplinary action, up to and including the termination of your employment. If you have outside employment, you should disclose it to us before accepting this offer so that we may evaluate whether your other employment presents a conflict of interest with the position we are offering you.

8. Pre-Employment Screening. Your employment with the Company is contingent upon your successful completion of a background check. A consent form authorizing the Company to conduct a background check is enclosed with this letter.

9. Employment Verification. This offer of employment is made subject to you having the legal right to work in the United States. The Company is required by federal law to document that each new employee (both citizen and non-citizen) is legally authorized to work. Therefore, all employees must complete a Form I-9 and provide proof of their identity and eligibility to work in the United States within three (3) business days from their start date. The types of documents that can be used to establish identity and employment eligibility are listed on the Form I-9.

10. Company Policies. Your employment with the Company is subject to all Company policies and procedures, and the Company retains the right to change its policies or procedures at any time. You are required to read and remain familiar with the Company’s Employee Handbook. Following receipt of the Company’s Employee Handbook, you must acknowledge that you have read and understood the Employee Handbook by signing and returning the acknowledgment form.

11. “At Will” Employment. Your employment with the Company is and shall at all times be at will, meaning that your employment is not guaranteed for any specified period, and either the Company or you may terminate your employment at any time for any reason, with or without cause, and with or without advance notice. The at-will nature of your employment cannot be changed except through a writing signed by both you and the chair of the Company’s Board of Directors.

12. No Other Promises. No commitments affecting the terms of your employment or altering your at-will employment status are binding on the Company unless contained in a writing signed by both you and the chair of the Company’s Board of Directors. You also acknowledge that this offer is intended as written, and that no marginal notations or other revisions to this offer letter, or the enclosed Employee Confidential Information and Inventions Assignment Agreement are binding on the Company unless expressly consented to in writing by the chair of the Company’s Board of Directors. You acknowledge that in deciding to accept this offer of employment, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this letter and in the Employee Confidential Information and Inventions Assignment Agreement. This offer letter replaces and cancels all previous agreements, commitments, and understandings, whether spoken or written, that the Company may have made in connection with your anticipated employment.

13. Other Terms. The Company’s failure to strictly enforce any term, or any breach, of this offer letter shall not waive any of its rights subsequently to strictly enforce that or any other term or breach of this offer letter. Each provision of this offer letter is severable, and a finding that a term of this offer letter is invalid, contrary to, or in conflict with, any law or regulation shall not affect the remainder of the offer letter. This offer letter shall be construed, governed by and enforced in accordance with the laws of the State of California, without regard to its conflicts of law principles.

* * * * *

Natalie, I look forward to you joining Hyperion Therapeutics. If you have any questions or require additional information, please feel free to contact me. Please confirm your acceptance of this offer by signing this offer letter, the Employee Confidential Information and Inventions Assignment Agreement, and the background investigation consent form, and returning the signed documents to Mary Ellen Sillivos in Human Resources by no later than the close of business on Friday, May 31, 2013.

Very truly yours,

HYPERION THERAPEUTICS, INC.

By:	/s/ Donald Santel

Donald J. Santel, CEO

I have read and understand the terms and conditions of at-will employment stated in this offer letter, and I accept employment with Hyperion Therapeutics, Inc. upon those terms and conditions:

/s/ Natalie Holles
Signature of Natalie Holles

Dated: May 31, 2013

Enclosures:

Employee Confidential Information and Inventions Assignment Agreement

Summary of Employee Benefits

Consent to Conduct Background Investigation